Exhibit 21.1

Subsidiaries of OneSpaWorld Holdings Limited

Subsidiary	Jurisdiction
Dory Intermediate LLC	Delaware
Haymaker Acquisition Corp.	Delaware
Dory Acquisition Sub, Inc.	Delaware
Florida Luxury Spa Group, LLC	Florida
OSW SoHo LLC	Florida
Steiner Spa Resorts (Nevada), Inc.	Florida
Steiner Spa Resorts (Connecticut), Inc.	Florida
Steiner Resort Spas (California), Inc.	California
OneSpaWorld Resort Spas (North Carolina), Inc.	Florida
Mandara Spa (Hawaii), LLC	Florida
One Spa World LLC	Florida
OneSpaWorld U.S., Inc.	Florida
OSW Distribution LLC	Florida
Mandara Spa Services LLC	Delaware
OneSpaWorld Marks Limited	Bahamas
OneSpaWorld LLC	Delaware
OneSpaWorld Limited	Cayman Islands
OneSpaWorld (Maritime) Limited	Cayman Islands
OneSpaWorld Medispa LLC	Delaware
OneSpaWorld Medispa Limited	Cayman Islands
OneSpaWorld Private Islands (Bahamas) Limited	Bahamas
Medispa Limited	Bahamas
Mandara Spa (Cruise I), LLC	Delaware
Mandara Spa (Cruise II), LLC	Delaware
OneSpaWorld Spa Asia Limited	Cayman Islands
Mandara Spa Asia Limited	British Virgin Islands
Mandara Spa (Maldives) PVT LTD	Maldives
Spa Services Asia Limited	British Virgin Islands
Spa Partners (South Asia) Limited	British Virgin Islands
Mandara Spa Palau	Palau
Mandara Spa Ventures International Sdn. Bhd.	Malaysia
Mandara Spa (Malaysia) Sdn. Bhd.	Malaysia
OneSpaWorld Spa Limited	Cayman Islands
Mandara Spa LLC	Delaware
Mandara Spa Puerto Rico, Inc.	Puerto Rico
Mandara Spa (Bahamas) Limited	Bahamas
Mandara Spa Aruba N.V.	Aruba
OneSpaWorld Training Limited	Cayman Islands
LWA Training and Recruitment India Private Limited	India
OneSpaWorld Training South Africa Proprietary Limited	South Africa
London Wellness Academy Training and Recruitment (Jamaica) Limited	Jamaica

FILENAME \* MERGEFORMAT Document1